Exhibit 99.6

INFORMATION ON SUBSIDIARY FINANCIAL STATEMENTS OF

SOMANI HOLDINGS, INC.

A.K.A AUTOMOTIVE SUNROOF CO. AND

AUTOFUN CANADA, INC.

Note 1 - Accounting Principles Used

The financial statements of Somani Holdings, Inc. as of November 30, 2001 and the six months then ended and as of May 31, 2002 and 2000 and the years the ended and the financial statements of AutoFun Canada, Inc. as of November 30, 2001 and the ten months then ended and as of February 28, 2001 and February 28, 2000 and for the years then ended have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP") and comply with the policies described in the aforementioned financial statements. Canadian GAAP varies in certain significant respects from generally accepted accounting principles in the United States ("U.S. GAAP").

Application of U.S. GAAP would have affected the results of operations and stockholders' equity of Somani Holdings, Inc. and AutoFun Canada, Inc. for the aforementioned periods to the extent summarized in Note 3, "Reconciliation to U.S. GAAP". All amounts therein are shown in Canadian dollars and where indicated have been converted to U.S. dollars. The conversion to U.S. dollars is unaudited and has been presented solely for the convenience of the reader at the rates in effect at the balance sheet dates.

Note 2 - Significant Differences Between Canadian and United States Generally Accepted Accounting Principles

The financial statements of Somani Holdings, Inc. and AutoFun Canada, Inc. comply with Canadian GAAP which differs in certain significant respects from U.S. GAAP. The significant differences that affect net income and stockholders' equity of the two companies are set out below.

a) Depreciation

Capital assets and intangible assets are recorded at cost and are depreciated on a reducing balance basis under Canadian GAAP. Under U.S. GAAP depreciation has been recorded on the straight line basis over the estimated useful lives.

Income Taxes

Canadian federal and provincial income taxes have been promoted for using combined rate of 21% of taxable income. Estimated income taxes have been computed based on blended federal and state tax rates graduating based on taxable income.

Reconciliation to U.S. GAAP

    continued -

INFORMATION ON SUBSIDIARY FINANCIAL STATEMENTS OF
SOMANI HOLDINGS, INC.
A.K.A AUTOMOTIVE SUNROOF CO. AND
AUTOFUN CANADA, INC.

Note 2 - Significant Differences Between Canadian and United States Generally Accepted Accounting Principles - continued

The following is a summary of the significant adjustments to the Net Income of Somani Holdings, Inc. a.k.a. Automotive Sunroof Co,. for the years ended May 31, 2001 and 2000 and for the six months ended November 30, 2001 and AutoFun Canada, Inc. for the years ended February 28, 2001, February 29, 2000 and for the ten months ended which would be required if U.S. GAAP had been applied instead of Canadian GAAP. The translation of the amounts from Canadian Dollars to U.S. Dollars is unaudited and has been made solely for the convenience of the reader at the balance sheet dates.

	Somani Holdings, Inc. a.k.a. Automotive Sunroof Co.
	November 30, 2001	May 31, 2001	May 31, 2000	November 30, 2001	February 28, 2001	February 29, 2000
Net Income as reported in the Income Statement under Canadian GAAP	$(166,585) CDN$	$ 765 CDN$	$(104,762) CDN$	$(178,740) CDN$	$(139,535) CDN$	$(242,715) CDN$
Adjustments required to conform with U.S. GAAP
Depreciation	(3,493)	(5,357)	156	61	(453)	-
Income Taxes	-	250	-	-	-	-
Net Income in Accordance with U.S. GAAP	(170,078)	(4,342)	(104,606)	(178,679)	(139,988)	(242,715)
Conversion rate to U.S. dollars	0.6327	0.6473	0.6654	0.6327	0.6540	0.6893
Net Income in Accordance with U.S. GAAP in U.S. dollars	$(107,608)	$ (2,811)	$ (69,605)	$(113,050)	$ (91,552)	$(167,303)
Stockholders Equity as reported in the Balance Sheets under Canadian GAAP	$(301,728) CDN$	$(135,143) CDN$	$(135,909) CDN$	$(549,334) CDN$	$(370,594) CDN$	$(242,715) CDN$
Adjustments required to conform with U.S. GAAP
Depreciation	(1,128)	(3,556)	1,800	(392)	(453)	-
Income Taxes	-	250	-	-	-	-
Subtotal	(302,856)	(138,449)	(134,109)	(549,726)	(371,047)	(242,715)
Conversion rate to U.S. Dollars	0.6327	0.6473	0.6654	0.6327	0.6540	0.6893
Stockholders Equity in Accordance with U.S. GAAP in U.S. Dollars	$(191,617)	$ (89,618)	$ (89,236)	$(347,812)	$(242,665)	$(167,303)